Exhibit 10.3

JOHNSON CONTROLS, INC.
DEFERRED COMPENSATION PLAN FOR CERTAIN DIRECTORS

ARTICLE 1.
PURPOSE AND DURATION

Section 1.1. Purpose. The purpose of the Johnson Controls, Inc. Deferred Compensation Plan for Certain Directors (the "Plan") is to advance the Company’s growth and success, and to advance the interests of its shareholders, by attracting and retaining well-qualified directors upon whose judgment the Company is largely dependent for the successful conduct of its operations.

Section 1.2. Duration. The Plan was originally effective on September 25, 1991. The Plan is most recently amended and restated effective as of January 5, 2016 (the "Amended and Restated Effective Date"). The Plan shall remain in effect until terminated pursuant to the provisions of Article 9.

ARTICLE 2.
DEFINITIONS AND CONSTRUCTION

Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, where the meaning is intended, the initial letter of the word is capitalized:

(a)"Account" means the record keeping account or accounts maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Administrator may determine to be necessary or appropriate.

(b)"Act" means the Securities Act of 1933, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Act shall be deemed to include reference to any successor provision thereto.

(c)"Administrator" means the Employee Benefits Policy Committee of the Company.

(d)"Affiliate" means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c); provided that for purposes of determining when a Participant has incurred a Separation from Service, the phrase "at least 50 percent" shall be used in place of the phrase "at least 80 percent" in each place that phrase appears in the regulations issued thereunder.

(e)"Affiliated Company" or "Affiliated Companies" shall include any company or companies controlled by, controlling or under common control with the Company.

(f)"Beneficiary" means the person(s) or entity(ies) designated by a Participant to be his beneficiary for purposes of this Plan as provided in Section 9.2.

(g)"Board" means the Board of Directors of the Company.

(h)"Change of Control" has the meaning ascribed to such term in Section 8.2 or Section 8.3, as applicable.

(i)"Code" means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(j)"Committee" means the Corporate Governance Committee of the Board, which shall consist of not less than two members of the Board, each of whom shall be a non-employee director within the meaning of Rule 16b-3 of the Exchange Act.

(k)"Company" means Johnson Controls, Inc. and its successors as provided in Section 9.7.
(l)"Deferral" means the amount credited, in accordance with a Participant’s election, to the Participant’s Account in lieu of the payment in cash or Shares.

(m)"Exchange Act" means the Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

(n)"Fair Market Value" means with respect to a Share, except as otherwise provided herein, the closing sales price of a Share on the New York Stock Exchange as of 4:00 p.m. EST on the date in question (or the immediately preceding trading day if the date in question is not a trading day), and with respect to any other property, such value as is determined by the Administrator.

(o)"Inimical Conduct" means any act or omission that is inimical to the best interests of the Company or any Affiliate or other subsidiary of the Company, as determined by the Committee in its sole discretion, including but not limited to: (1) divulging at any time any confidential information, technical or otherwise, obtained by a Participant in his capacity as a director, (2) taking any steps or doing anything which would damage or negatively reflect on the reputation of the Company, an Affiliate or any subsidiary, or (3) refusing to furnish such advisory or consulting services as the Company may reasonably request and as the Participant’s health may permit, provided that such services shall be rendered as an independent contractor and not as an employee and that the Company shall pay reasonable compensation for such services, as well as reimbursement for expenses incurred in connection therewith.

(p)"Investment Options" means the investment options offered under the Johnson Controls Savings and Investment (401k) Plan (excluding the Company stock fund) or any successor plan thereto, the Share Unit Account, and any other alternatives made available by the Administrator, which shall be used for the purpose of measuring hypothetical investment experience attributable to a Participant’s Account.

(q)"Outside Director" means a member of the Board who is not an officer or employee of the Company or a subsidiary.

(r)"Participant" means an Outside Director who has elected to make Deferrals pursuant to Article 4 of the Plan. Where the context so requires, a Participant also means a former director entitled to a benefit hereunder.

(s)"Person" means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(t)"Separation from Service" means a Participant’s cessation of service as a Board member, for any reason, provided the cessation of service is a good-faith and complete termination of the Participant’s relationship with the Company and its Affiliates, within the meaning of Code Section 409A. If, at the time of the Participant’s service as a Board member ends, the Participant begins providing services to the Company or an Affiliate as an employee, the Participant shall not incur a Separation from Service under the terms of this Plan until the Participant has a separation from service from the Company or to an Affiliate as an employee within the meaning of Code Section 409A.

(u)"Share" means a share of common stock of the Company.

(v)"Share Unit Account" means the account described in Article 7, which is deemed invested in Shares.

(w)"Share Units" means the hypothetical Shares that are credited to the Share Unit Accounts in accordance with Article 7.

(x)"Valuation Date" means each day when the United States financial markets are open for business, as of which the Administrator will determine the value of each Account and will make allocations to Accounts.

Section 2.2. Construction. Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

Section 2.3 Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3.
PARTICIPATION

Section 3.1. Eligibility. Each Outside Director shall be eligible to become a Participant on the date the individual is first elected to become an Outside Director.

Section 3.2. Effective Date. Each Outside Director for whom an Account is maintained under the Plan as of December 31, 2007, shall continue in participation hereunder on January 1, 2008.

ARTICLE 4.
DEFERRED COMPENSATION

Section 4.1. Deferral Election. An Outside Director may elect, prior to the beginning of each calendar year, to defer all or any part of his compensation as a director which is paid by the Company (in cash or Shares) in the following year. As of the first day of the calendar year for which the election is made, the Participant’s deferral election shall be irrevocable except as provided in Section 4.2. A Participant who fails to complete a new election for any calendar year shall be deemed to have elected to continue his most recent election in effect without change.

In the first year an Outside Director is elected to the Board, such individual may elect, within the first thirty (30) days after being elected to the Board, to defer all or any portion of his compensation as a director. Such election shall be effective with respect to compensation payable to the Outside Director by the Company for services provided by the Outside Director after the first day of the calendar quarter that follows the date of the Outside Director’s deferral election. The election in effect as of the last day of the thirty (30) day election period shall be irrevocable for the remainder of the calendar year to which it applies, except as provided in Section 4.2.
The Company shall credit any compensation deferred pursuant to a valid election to the Participant’s Account at the time such compensation would have otherwise been paid to the Participant (whether in cash or Shares).
Section 4.2. Administration of Deferral Elections. All deferral elections must be made in the form and manner and within such time periods as the Administrator prescribes in order to be effective.
ARTICLE 5. HYPOTHETICAL INVESTMENT OPTIONS

Section 5.1. Investment Election. Amounts credited to a Participant’s Account shall reflect the investment experience of the Investment Options selected by the Participant; provided that any deferral of Shares shall automatically be deemed invested in the Share Unit Account. The Participant may make an initial investment election in whole increments of one percent (1%) at the time the Participant elects to participate in the Plan. A Participant may also elect to reallocate his or her Account, and may elect to allocate any future Deferrals, among the various Investment Options in whole increments of one percent (1%) from time to time as prescribed by the Administrator; provided that, prior to November 15, 2006, any deferral of Shares shall not be eligible for re-allocation out of the Share Unit Account. Effective November 15, 2006, Share deferrals may be re-allocated out of the Share Unit Account, subject to any restrictions on re-allocation as may be imposed by the Company. Such investment elections shall remain in effect until changed by the Participant. All investment elections shall become effective as soon as practicable after receipt of such election by the Administrator or its designee, and must be made in the form and manner and within such time periods as the Administrator prescribes in order to be effective. In the absence of an effective election, with respect to Participants who make an initial deferral election on or after October 1, 2006, the Participant’s Account shall be deemed invested in the default fund specified for the Johnson Controls Inc. Savings and Investment (401k) Plan (or any successor plan thereto). For Participants whose initial deferral election was made prior to October 1, 2006, the default fund is the Share Unit Account.

Deferrals will be deemed invested in an Investment Option as of the date on which the Deferrals would have otherwise been paid to the Participant.
On each Valuation Date, the Administrator (or its delegate) shall credit the deemed investment experience with respect to the selected Investment Options to each Participant’s Account. Notwithstanding anything herein to the contrary, the Company retains the right to allocate actual amounts hereunder without regard to a Participant’s request.
Section 5.2. Securities Law Restrictions. Notwithstanding anything to the contrary herein, all elections under Article 5 or 6 by a Participant who is subject to Section 16 of the Exchange Act are subject to review by the Administrator prior to implementation. In accordance with Section 9.5, the Administrator may restrict additional transactions, rescind transactions, or impose other rules and procedures, to the extent deemed desirable by the Administrator in order to comply with the Exchange Act, including, without limitation, application of the review and approval provisions of this Section 5.2 to Participants who are not subject to Section 16 of the Exchange Act.
Section 5.3. Accounts are For Record Keeping Purposes Only. Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of the Company to fund such benefits.

ARTICLE 6.
DISTRIBUTION

Section 6.1. General. A Participant, at the time he makes an initial Deferral election under Article 4 of the Plan, shall elect the form of distribution with respect to his Account. Such election shall be made in such form and manner as the Administrator may prescribe, and shall be irrevocable. The election shall specify whether distributions shall be made in a single lump sum or from two (2) to ten (10) annual installments. In the absence of a distribution election, payment shall be made in ten (10) annual installments.

Section 6.2. Time of Distribution. Upon a Participant’s Separation from Service for any reason, the Participant, or his Beneficiary in the event of his death, shall be entitled to payment of the amount accumulated in such Participant’s Account.

Section 6.3. Manner of Distribution. The Participant’s Account shall be paid in cash in the following manner:

(a)Lump Sum. If payment is to be made in a lump sum, payment shall be made in the first calendar quarter following the calendar quarter in which the Participant’s Separation from Service occurs. The lump sum payment shall equal the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date.

(b)Installments. If payment is to be made in annual installments, the first annual payment shall be made in the first calendar quarter following the calendar quarter in which the Participant’s Separation from Service occurs. The amount of the first annual payment shall equal the value of 1/10th (or 1/9th, 1/8th, 1/7th, etc. depending on the number of installments elected) of the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date.

All subsequent annual payments shall be made in the first calendar quarter of each subsequent calendar year, and shall be in an amount equal to the value of 1/9th (or 1/8th, 1/7th, 1/6th, etc. depending on the number of installments elected) of the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date. The final annual installment payment shall equal the then remaining balance of such Account as of the Valuation Date preceding such final payment date.

Notwithstanding the foregoing provisions, if the balance of a Participant’s Account as of the Valuation Date immediately preceding a distribution date is $50,000 or less, then the entire remaining balance of the Participant’s Account shall be paid in a single lump sum on such distribution date.
Section 6.4. Forfeiture of Distributions. If a Participant engages in Inimical Conduct prior to the distribution of the balance of his Account, the remaining balance of the Participant’s Account shall be forfeited as of the date the Committee determines the Participant has engaged in Inimical Conduct. If the Participant has begun receiving payments of his Account, the Committee may suspend those payments (without liability for interest thereon) pending its determination of whether the Participant has engaged in Inimical Conduct.
Section 6.5. Distribution of Remaining Account Following Participant’s Death. In the event of the Participant’s death prior to receiving all payments due under this Article 6, the balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum in the first calendar quarter or the third calendar quarter, whichever first occurs after the Participant’s death; provided that if the Participant dies prior to November 19, 2010, the death benefit shall be paid according to the prior provisions of the Plan. Notwithstanding the foregoing, in lieu of such lump sum death benefit, a Participant who has an installment payment election in effect may, prior to his or her termination of service as an Outside Director, elect to have any remaining installment payments continue to his or her Beneficiary in the event the Participant dies after beginning to receive such installment payments, provided that such election shall be given effect only if filed at least twelve (12) months prior to the date of the Participant’s death.
Section 6.6 Tax Withholding. The Company shall have the right to deduct from any deferral or payment made hereunder, or from any other amount due a Participant, the amount of cash and/or Fair Market Value of Shares sufficient to satisfy the Company’s or Affiliate’s foreign, federal, state or local income tax withholding obligations with respect to such deferral (or vesting thereof) or payment. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Participant’s Account balance shall be reduced by the amount needed to pay the Participant’s portion of such tax, plus an amount equal to the withholding taxes due under federal, state or local law resulting from the payment of such FICA tax, and an additional amount to pay the additional income tax at source on wages attributable to the pyramiding of the Code Section 3401 wages and taxes, but no greater than the aggregate of the FICA tax amount and the income tax withholding related to such FICA tax amount.
Section 6.7. Offset. The Company shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or to any Affiliate without the consent of the Participant (or his Beneficiary, in the event of the Participant’s death).
Section 6.8. Additional Payment Provisions
.
(a)     Acceleration of Payment. Notwithstanding the foregoing:

(1)
If an amount deferred under this Plan is required to be included in income under Code Section 409A prior to the date such amount is actually distributed, a Participant shall receive a distribution, in a lump sum within 90 days after the Plan fails to meet the requirements of Code Section 409A, of the amount required to be included in the Participant’s income as a result of such failure.

(2)	If an amount under the Plan is required to be immediately distributed in a lump sum under a domestic relations order within the meaning of Code Section 414(p)(1)(B), it may be distributed according to the terms of such order, provided the Participant holds the Administrator harmless with respect to such distribution. The Plan shall not distribute amounts required to be distributed under a domestic relations order other than in the limited circumstance specifically stated herein.

(b)    Delay in Payment. Notwithstanding the foregoing:

(1)
If a distribution required under the terms of this Plan would jeopardize the ability of the Company to continue as a going concern, the Company shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company as a going concern. Any distribution delayed under this provision shall be treated as made on the date specified under the terms of this Plan.

(2)
If the distribution will violate the terms of Section 16(b) of the Exchange Act or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

ARTICLE 7.
RULES WITH RESPECT TO SHARE UNITS

Section 7.1. Valuation of Share Unit Account. When any amounts are to be allocated to a Share Unit Account (whether in the form of Deferrals or amounts that are deemed re-allocated from another Investment Option), such amount shall be converted to whole and fractional Share Units, with fractional units calculated to three decimal places, by dividing the amount to be allocated by the Fair Market Value of a Share on the effective date of such allocation. If any dividends or other distributions are paid on Shares while a Participant has Share Units credited to his Account, such Participant shall be credited with a dividend award equal to the amount of the cash dividend paid or Fair Market Value of other property distributed on one Share, multiplied by the number of Share Units credited to his Share Unit Account on the date the dividend is declared. The dividend award shall be converted into additional Share Units as provided above using the Fair Market Value of a Share on the date the dividend is paid or distributed. Any other provision of this Plan to the contrary notwithstanding, if a dividend is paid on Shares in the form of a right or rights to purchase shares of capital stock of the Company or any entity acquiring the Company, no additional Share Units shall be credited to the Participant’s Share Unit Account with respect to such dividend, but each Share Unit credited to a Participant’s Share Unit Account at the time such dividend is paid, and each Share Unit thereafter credited to the Participant’s Share Unit Account at a time when such rights are attached to Shares, shall thereafter be valued as of any point in time on the basis of the aggregate of the then Fair Market Value of one Share plus the then Fair Market Value of such right or rights then attached to one Share.

Section 7.2. Transactions Affecting Common Stock. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure of the Company affecting Shares, the Committee may make appropriate equitable adjustments with respect to the Share Units credited to the Share Unit Accounts of each Participant, including without limitation, adjusting the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.

Section 7.3. No Shareholder Rights With Respect to Share Units. Participants shall have no rights as a stockholder pertaining to Share Units credited to their Accounts. No Participant or Beneficiary shall have any right to receive a distribution of Company stock under this Plan. All distributions from the Participant’s Share Unit Account are made in cash.

ARTICLE 8.
SPECIAL RULES APPLICABLE IN THE EVENT OF A
CHANGE OF CONTROL OF THE COMPANY

Section 8.1. Acceleration of Payment of Accounts. Notwithstanding any other provision of this Plan, within 30 days after a Change of Control, each Participant (or any Beneficiary thereof entitled to receive payment hereunder), including Participants receiving installment payments under the Plan, shall be entitled to receive a lump sum payment in cash of all amounts accumulated in such Participant’s Account. Such payment shall be made as soon as practicable (but not more than ninety (90) days) following the Change of Control; provided that the payment shall not be made prior to the date that is five (5) years after the occurrence of events that would have constituted a Change of Control as it was defined in this Plan prior to the Amended and Restated Effective Date.

The provisions of this Article 8 shall apply to amounts that were grandfathered under this Plan pursuant to Code Section 409A as well as to amounts that were not grandfathered.
In determining the amount accumulated in a Participant’s Share Unit Account, each Share Unit shall have a value equal to the higher of (a) the highest reported sales price, regular way, of a share of the Company’s common stock on the Composite Tape for New York Stock Exchange Listed Stocks (the "Composite Tape") during the sixty (60)-day period prior to the date of the Change of Control of the Company and (b) if the Change of Control of the Company is the result of a transaction or series of transactions described in Section 8.2(a) or Section 8.3(a), as applicable, the highest price per Share of the Company paid in such transaction or series of transactions.
Section 8.2. New Definition of a Change of Control. Subject to Section 8.3, a Change of Control means any of the following events, provided that each such event would constitute a change in control event within the meaning of Code Section 409A:
(a)    The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding Shares (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (4) any acquisition by any corporation pursuant to a transaction that complies with Section 8.2(c)(1)-(3);
(b)    Any time at which individuals who, as of the Amended and Restated Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or an Affiliated Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Section 8.3. Prior Definition of a Change of Control. Notwithstanding anything to the contrary in Section 8.2, until the date that is twelve (12) months after the Amended and Restated Effective Date, a Change of Control means any of the following events, provided that each such event would constitute a change in control event within the meaning of Code Section 409A:

(a)    The acquisition, other than from the Company, by any individual, entity or group of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), including in connection with a merger, consolidation or reorganization, of more than either:

(1)	Fifty percent (50%) of the Outstanding Company Common Stock or

(2)
Thirty-five percent (35%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change in Control of the Company; or
(b)    Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board during any twelve (12)-month period, provided that any individual becoming a director subsequent to the Amended and Restated Effective Date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board; or

(c)    A complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition. For purposes hereof, "a sale or other disposition of all or substantially all of the assets of the Company" will not be deemed to have occurred if the sale involves assets having a total gross fair market value of less than forty percent (40%) of the total gross fair market value of all assets of the Company immediately prior to the acquisition. For this purpose, "gross fair market value" means the value of the assets without regard to any liabilities associated with such assets.

For purposes of this Section 8.3, persons will not be considered to be acting as a "group" solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a "group" if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in the Company and any other corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in such corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the Company.
ARTICLE 9.
GENERAL PROVISIONS

Section 9.1. Administration.

(a)    General. The Committee shall have overall discretionary authority with respect to administration of the Plan; provided that the Administrator shall have responsibility for the general operation and daily administration of the Plan as specified herein. If at any time the Committee shall not be in existence or not be composed of members of the Board who qualify as "non-employee directors", then the Board shall administer the Plan (with the assistance of the Administrator) and all references herein to the Committee shall be deemed to include the Board. The Committee or Administrator may, in their discretion, delegate any or all of their respective authority and responsibility; provided that the Committee shall not delegate authority and responsibility with respect to non-ministerial functions that relate to the participation by Participants who are subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised. To the extent of any such delegation, any references herein to the Committee or Administrator, as applicable, shall be deemed references to such delegate. Interpretation of the Plan shall be within the sole discretion of the Committee or the Administrator with respect to their respective duties hereunder. If any delegate of the Committee or the Administrator shall also be a Participant or Beneficiary, any determinations affecting the delegate’s participation in the Plan shall be made by the Committee or Administrator, as applicable.
(b)    Authority and Responsibility. In addition to the authority specifically provided herein, the Committee and the Administrator shall have the discretionary authority to take any action or make any determination deemed necessary for the proper administration of the Plan with respect to the respective duties of each under the Plan, including but not limited to: (1) prescribe rules and regulations for the administration of the Plan; (2) prescribe forms for use with respect to the Plan; (3) interpret and apply all of the Plan’s provisions, reconcile inconsistencies or supply omissions in the Plan’s terms; and (4) make appropriate determinations, including factual determinations, and calculations. Any action taken by the Committee shall be controlling over any contrary action of the Administrator. The Committee and the Administrator may delegate their ministerial duties to third parties and to the extent of such delegation, references to the Committee or Administrator hereunder shall mean such delegates, if any.

(c)    Decisions Binding. The Committee’s and the Administrator’s determinations shall be final and binding on all parties with an interest hereunder.

(d)    Procedures for Administration. The Committee’s determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written majority consent, which sets forth the action, is signed by the members of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. The Administrator’s determinations shall be made in accordance with such procedures it establishes.

(e)Indemnification. Service on the Committee or with the Administrator shall constitute service as a director or officer of the Company so that the Committee and Administrator members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee or Administrator services to the same extent that they are entitled under the Company’s By-laws and Wisconsin law for their services as directors or officers of the Company.

Section 9.2. Designation of Beneficiary. Each Participant may designate a Beneficiary in such form and manner and within such time periods as the Administrator may prescribe. A Participant can change his beneficiary designation at any time, provided that each beneficiary designation shall revoke the most recent designation, and the last designation received by the Administrator while the Participant is alive shall be given effect. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of distribution, the designation shall vest in the Beneficiary all of the distribution payable after the Participant’s death, and any distributions remaining upon the Beneficiary’s death shall be made to the Beneficiary’s estate. If there is no valid beneficiary designation in effect at the time of the Participant’s death, in the event the Beneficiary does not survive the Participant, or in the event that the beneficiary designation provides that the Beneficiary must be living at the time of each distribution and such designated Beneficiary does not survive to a distribution date, the Participant’s estate will be deemed the Beneficiary and will be entitled to receive payment. If a Participant designates his spouse as a Beneficiary, such beneficiary designation automatically shall become null and void on the date the Administrator receives notice of the Participant’s divorce or legal separation.

Section 9.3. Participant Rights Unsecured.

(a)    Unsecured Claim. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of the Company or a subsidiary. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered or transferred, except as permitted under Section 6.5. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by him or his guardian or legal representative.

(b)    Contractual Obligation. The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan, subject to the restrictions on funding such trust or arrangement imposed by Code Sections 409A(b)(2) or (3). However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company or any subsidiary. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or Beneficiary, or any other person.

Section 9.4. Amendment or Termination of the Plan.

(a)    Amendment. The Committee may at any time amend the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) Deferrals to be made on or after the amendment date to the extent permitted by Code Section 409A; provided, however, that no amendment may reduce or eliminate any Account balance accrued to the date of such amendment (except as such Account balance may be reduced as a result of investment losses allocable to such Account) without a Participant’s consent except as otherwise specifically provided herein; and provided further that the Board must approve any amendment that expands the class of individuals eligible for participation under the Plan, that materially increases the benefits provided hereunder, or that is required to be approved by the Board by any applicable law or the listing requirements of the national securities exchange upon which the Company’s common stock is then traded. In addition, the Administrator may at any time amend the Plan to make administrative changes and changes necessary to comply with applicable law.

(b)    Termination. The Committee may terminate the Plan in accordance with the following provisions. Upon termination of the Plan, any deferral elections then in effect shall be cancelled to the extent permitted by Code Section 409A. Upon termination of the Plan, the Committee may authorize the payment of all amounts accrued under the Plan in an single sum payment without regard to any distribution election then in effect, only in the following circumstances:

(1)
The Plan is terminated within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, the single sum payment must be distributed by the latest of: (A) the last day of the calendar year in which the Plan termination occurs, (B) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (C) the first calendar year in which payment is administratively practicable.

(2)
The Plan is terminated at any other time, provided that such termination does not occur proximate to a downturn in the financial health of the Company or an Affiliate, and all other plans required to be aggregated with this Plan under Code Section 409A are also terminated and liquidated. In such event, the single sum payment shall be paid no earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of the Plan’s termination. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within three (3) years following the date of the Plan’s termination.

Section 9.5. Restrictions to Comply with Applicable Law. All transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee and the Administrator shall administer the Plan so that transactions under the Plan will be exempt from or comply with Section 16 of the Exchange Act, and shall have the right to restrict or rescind any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption or compliance to be met.

Section 9.6. Administrative Expenses. Costs of establishing and administering the Plan will be paid by the Company.

Section 9.7. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives.

Section 9.8. Governing Law; Limitation on Actions; Dispute Resolution.

(a)    Governing Law. This Plan and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin (excluding any choice of law rules that may direct the application of the laws of another jurisdiction).

(b)    Arbitration.

(1)
Application. If a Participant or Beneficiary brings a claim that relates to benefits under this Plan, regardless of the basis of the claim, such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association ("AAA") and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(2)
Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitations provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:

Office of General Counsel
Johnson Controls, Inc.
5757 North Green Bay Avenue
P.O. Box 591
Milwaukee, WI 53201-0591

The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.

(3)
Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the Participant or Beneficiary must initiate and participate in any complaint resolution procedure identified in the Company’s personnel policies. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any applicable Company complaint resolution procedure has been completed.

(4)
Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator’s award is based.

(5)
Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.

(6)
Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.

(7)	Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties.

Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.

ADDENDUM
SPECIAL TRANSITION RULES

Pursuant to the provisions of IRS Notice 2005-1:

1.
The Company provided each Participant with an opportunity to file a new deferral election by March 15, 2005, with respect to any director fees that had not yet been paid as of the date the election was filed.

2.
The Company provided each Participant with an opportunity to file a new distribution election during calendar year 2005, with respect to his Account. The new distribution election allowed the Participant to select a lump sum or up to ten (10) annual installments for his Account.

Pursuant to the provisions of IRS Notice 2006-79:

1.
The Company provided each Participant with an opportunity to file a new distribution election during calendar year 2006 and/or 2007. The new distribution election allowed the Participant to select a lump sum or up to ten (10) annual installments for his Plan Account, and allowed Participants to elect a whole or partial lump sum payment to be made either in 2007 (provided the election was made by December 31, 2006 and was irrevocable with respect to the 2007 payment) or 2008 (provided the election was made by December 31, 2007). The last distribution election received by the Administrator before January 1, 2008 is irrevocable with respect to 2008.

Pursuant to the provisions of IRS Notice 2007-86:

1.
The Company will provide each Participant with an opportunity to file a new distribution election during calendar year 2008. The new distribution election allows the Participant to select a lump sum or up to ten (10) annual installments for his Plan Account, and allows Participants to elect a whole or partial lump sum payment to be made in 2009 (provided the election was made by December 31, 2008). The last distribution election received by the Administrator before January 1, 2009 is irrevocable.